Exhibit 99.1

Veeco Instruments Inc.

Reconciliation of Operating Income (Loss) to Earnings Excluding Certain Charges

For the years ending December 31, 2004 and 2003

(in thousands)

	FY 2004*	FY 2003

Operating income (loss)	$25,852	$(9,325)

Adjustments:

Amortization expense	18,250	13,800

Merger and restructuring expenses	—	5,403

Purchase accounting adjustments	1,498	1,664

Write-off of purchased in-process technology	—	1,500

Earnings excluding certain charges before interest, income taxes and amortization (“EBITA”)	$45,600	$13,042

* FY 2004 figures are based on the consensus analyst forecast as of May 3, 2004

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain charges. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.